                                                                    EXHIBIT 2.01

                      IN THE UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION

IN RE:                                     :       Chapter 11
METATEC, INC.,                             :
                                           :
        Debtor and Debtor-in-Possession.   :       Case No. 03-65902
                                           :
                                           :
                                           :       Judge John E. Hoffman, Jr.
                                           :

           DEBTOR'S SECOND AMENDED LIQUIDATING PLAN OF REORGANIZATION
                        DATED JULY 21, 2004, AS MODIFIED

      Metatec, Inc. (the "Debtor") hereby proposes the following Liquidating Plan of Reorganization pursuant to Bankruptcy Code section 1101 et seq.

                                    ARTICLE I

                                   DEFINITIONS

A.    DEFINED TERMS

      When used herein, the following capitalized terms shall have the meanings set forth below, unless the context otherwise requires. Such meanings shall apply equally to both the singular and plural forms of the defined term.

      "ADMINISTRATIVE EXPENSE CLAIM" shall mean a Claim for an actual, necessary cost or expense of preserving the Estate incurred after the Petition Date, which cost or expense is entitled to priority in this Case pursuant to Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including fees and expenses of Professionals pursuant to Sections 330 and 331 of the Bankruptcy Code and fees, if any, due to the United States Trustee under 28 U.S.C. Section 1930(a)(6).

      "ADMINISTRATIVE EXPENSE BAR DATE" shall have the meaning attributed to it in Article IV, Section B of the Plan.

      "ALLOWED ADMINISTRATIVE EXPENSE CLAIM" shall mean an Administrative Expense Claim that is an Allowed Claim.

      "ALLOWED CLAIM" shall mean any Claim against the Estate to the extent that:

            (i) proof of the Claim was timely filed with the Court if no objection is interposed to the Claim within any permissible or extended period of time, but only to the extent and in the amount set forth in the proof of Claim, or

            (ii) if no proof of the Claim was filed, the Claim is deemed filed pursuant to Section 1111(a) of the Bankruptcy Code (the Claim is listed in the Schedules filed pursuant to Section 521(1) of the Bankruptcy Code and is not listed as disputed, contingent or unliquidated), and no objection is interposed to the Claim within any permissible or extended period of time, but only to the extent and in the amount set forth in the Schedules, or

            (iii) a proof of the Claim was timely filed or deemed filed with the Court and, if an objection to allowance of the Claim was interposed within any permissible or extended period of time, the Claim is or has been allowed by the Plan, final order of the Court, or written agreement or stipulation between the Debtor, the claimant, and any other objecting party.

      "ALLOWED PRIORITY CLAIM" shall mean a Priority Claim that is an Allowed Claim.

      "ALLOWED SECURED CLAIM" shall mean a Secured Claim that is an Allowed
Claim.

      "ALLOWED TAX CLAIM" shall mean a Tax Claim that is an Allowed Claim.

      "ALLOWED UNSECURED CLAIM" shall mean an Unsecured Claim that is an Allowed Claim.

      "AVAILABLE CASH" shall mean all Cash held by the Debtor after satisfaction of all Allowed Secured Claims, including, without limitation, deposits or refunds, if any, and the net proceeds of any and all Avoidance Actions and/or other litigation.

      "AVOIDANCE ACTION" shall mean any Causes of Action that may be asserted in this Case against any person or entity, including but not limited to, the persons and entities listed on Exhibits B and C attached hereto, which Causes of Action is based upon any provision of Chapter 5 of the Bankruptcy Code.

      "BANKRUPTCY CODE" shall mean Title 11 of the United States Code as currently in effect and Sections 157, 158, 1334, 1408 through 1412, and 1452 of Title 28 of the United States Code.

      "BANKRUPTCY RULES" shall mean the Federal Rules of Bankruptcy Procedure as currently in effect.

      "CASE" shall mean Case Number 03-65902 commenced by a voluntary petition for relief under Chapter 11 of the Bankruptcy Code filed with the Court on the Petition Date.

      "CASH" shall mean cash, cash equivalents, and other readily marketable securities and instruments.

      "CAUSES OF ACTION" shall mean any and all actions, proceedings, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

      "CLAIM" shall have the meaning ascribed to it in Section 101(5) of the Bankruptcy Code.

      "CLAIMS BAR DATE" shall mean the applicable bar date by which a proof of Claim must be filed in the Case as established by Bankruptcy Rule 3003, final order of the Court or other applicable law. The Court set April 26, 2004 as the last date for filing proofs of Claim in the Case, which shall be the Claims Bar Date for all Claims except as otherwise provided in a Final Order of the Court or as set forth in this Plan.

      "CLASS" shall mean any group of holders of Claims or Equity Interests as specified in Article II.

      "CREDITORS COMMITTEE" shall mean the Official Committee of Unsecured Creditors of the Debtor duly formed and appointed by the Office of the United States Trustee in the Case, as same may be reconstituted, modified or altered in accordance with its by-laws.

      "CONFIRMATION" shall mean entry of the Confirmation Order.

      "CONFIRMATION ORDER" shall mean the final order entered by the Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

      "COURT" shall mean the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division, or in the event such court ceases to exercise jurisdiction over the Case, such court or adjunct thereof that thereafter exercises jurisdiction over the Case, and any court having jurisdiction to hear appeals from any such court.

      "CREDITOR" shall have the meaning ascribed to it in Section 101(10) of the Bankruptcy Code.

      "DEBTOR" shall mean Metatec, Inc.

      "DISCLOSURE STATEMENT" shall mean the Second Amended Disclosure Statement for Debtor's Liquidating Plan of Reorganization dated July 21, 2004, as may hereafter be amended or modified from time to time.

      "DISPUTED CLAIM" means a Claim against the Estate that is not an Allowed Claim and either (a) an objection to the Claim has been filed by a party in interest; or (b) the Claim appears on a schedule of disputed Claims filed by the Debtor with the Court on or before the Effective Date.

      "EFFECTIVE DATE" shall mean, unless waived or advanced by the Debtor with the consent of the Creditors Committee, the latest of the following dates as calculated pursuant to Bankruptcy Rule 9006: (a) eleven (11) days following Confirmation; or (b) if an appeal from the

Confirmation Order is timely filed, the first business day upon which implementation of the Plan has not been stayed pending such appeal.

      "EQUITY INTEREST" shall mean any equity interest in the Debtor, including any equity security, as defined in Section 101(16) of the Bankruptcy Code, common stock, preferred stock, warrants, options, puts, calls or shares, and the right or power to acquire or exercise rights with respect to the same, asserted by any person or entity.

      "ESTATE" shall mean the Debtor's bankruptcy estate created upon commencement of the Case pursuant to Section 541 of the Bankruptcy Code.

      "FINAL DISTRIBUTION DATE" shall mean a date no later than sixty (60) days after that date on which all assets of the Estate have been liquidated to cash, all Avoidance Actions have been determined and all Claims have become Allowed Claims or disallowed in full or in part and liquidated in a certain sum.

      "FINAL ORDER" shall mean an order as to which (i) any appeal that has been taken has been finally determined or dismissed, or (ii) the time for filing a notice of appeal or petition for certiorari has expired and no notice of appeal or petition for certiorari has been timely filed.

      "FIRST DISTRIBUTION DATE" shall mean the date which is ninety (90) days following the Effective Date.

      "INTERIM DISTRIBUTION DATE" shall mean a date which is earlier than the Final Distribution Date.

      "MANAGING OFFICER" shall mean Richard J. Lippott, the sole officer of the Debtor.

      "OPERATING BUDGET" means the budget for the Debtor's post-confirmation operation attached hereto as Exhibit A.

      "ORIX" shall mean ORIX Capital Markets LLC as special servicer for Wells Fargo Bank Minnesota, N.A. as Trustee for the Registered Holders of Salomon Brothers Mortgage Securities VII, Inc., Commercial Mortgage Pass-Through Certificate Series 2000-C2.

      "PETITION DATE" shall mean October 17, 2003, the date the Debtor filed the Case.

      "PLAN" shall mean this Debtor's Second Amended Liquidating Plan of Reorganization as may hereafter be amended or modified from time to time.

      "PLAN ADMINISTRATION COMMITTEE" shall mean the committee established in accordance with Article VI, Section B.1 or any successor committee selected in accordance with Article VI, Section B.2.

      "PRIORITY CLAIM" shall mean any Claim, other than an Administrative Expense Claim or a Tax Claim, entitled to priority under Section 507(a) or any other applicable provision of the Bankruptcy Code.

      "PROFESSIONAL" shall mean any and all attorneys, accountants, appraisers, consultants, and other persons retained by or on behalf of Debtor and/or the Estate pursuant to a Final Order of the Court.

      "SCHEDULES" shall mean the schedules filed by Debtor with the Court pursuant to Bankruptcy Rule 1007, as the same may have been modified or amended prior to Confirmation.

      "SECURED CLAIM" shall mean that portion, if any, of a Claim subject to offset under Section 553 of the Bankruptcy Code or fully secured by a lien, mortgage, security interest, encumbrance or other charge against a property of the Estate which charge is valid, duly perfected and enforceable under applicable law, to the extent of the value, determined in accordance with
Section 506(a) of the Bankruptcy Code and the provisions of this Plan, of the Creditor's interest in the property securing such Claim.

      "SUBSTANTIAL CONSUMMATION" shall have the meaning ascribed to it in Bankruptcy Code Section 1101(2).

      "TAX CLAIM" shall mean any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

      "UNCLASSIFIED CLAIMS" shall mean those Claims described in Article IV of the Plan.

      "UNSECURED CLAIM" shall mean any Claim that is neither a Secured Claim, an Administrative Expense Claim, a Tax Claim nor a Priority Claim.

B.    UNDEFINED TERMS

      Unless otherwise indicated, terms used in this Plan that are defined in the Bankruptcy Code and not in this Plan have the meanings ascribed to such terms in the Bankruptcy Code. The rules of construction contained in the Bankruptcy Code and Bankruptcy Rules apply to this Plan.

                                   ARTICLE II

                      CLASSIFICATION OF CLAIMS AND INTEREST

      All Allowed Claims and Equity Interests are placed in the Classes set forth below, or, where applicable, are Unclassified Claims as discussed in Articles IV and V of this Plan. Unless expressly provided otherwise, an Allowed Claim that is properly included in more than one Class is in a Class to the extent it meets the description of such Class and is in a different Class to the extent it meets the description of such different Class.

      A.    SECURED CLAIMS

            Class 1: The Allowed Secured Claims of Creditors, if any, not included in any other Class.

      B.    PRIORITY CLAIMS

            Class 2: The Allowed Priority Claims, if any.

      C.    UNSECURED CLAIMS

            Class 3: The Allowed Unsecured Claims (but not including Unclassified Claims treated elsewhere under the Plan).

      D.    EQUITY INTERESTS

            Class 4: The Equity Interests in the Debtor.

      E.    UNCLASSIFIED CLAIMS

      Section 1123(a)(1) of the Bankruptcy Code provides that certain Claims, including Administrative Expense Claims for unpaid post-Petition Date goods and services under Bankruptcy Code Section 507(a)(1) and Tax Claims of governmental units for certain taxes under Bankruptcy Code Section 507(a)(8), shall not be designated into Classes. The Unclassified Claims treated herein are described in Articles IV and V, below.

                                   ARTICLE III

                        TREATMENT OF CLAIMS AND INTERESTS

      Allowed Claims in the following Classes shall receive the treatment set forth in this Article III in complete satisfaction of all such Allowed Claims. In no event shall the holders of such Allowed Claims receive (a) payment in excess of 100% of said Allowed Claims, or (b) interest accrued from and after the Petition Date, unless otherwise specifically provided herein.

The determinations of the value of Allowed Secured Claims for purposes of Bankruptcy Code Section 506 shall be made as set forth herein as part of Confirmation.

      A.    SECURED CLAIMS (CLASS 1)

      The assets of the Estate, if any, which constitute collateral securing any of the Allowed Secured Claims in Class 1 will, at the exclusive option of the Plan Administration Committee, either be (i) sold by the Debtor, or (ii) surrendered to the holder of the Allowed Secured Claim secured by such collateral, in complete satisfaction of such Allowed Secured Claims.

      If the collateral is sold by the Debtor, the holder of an Allowed Secured Claim secured thereby shall receive the net proceeds of such sale in full satisfaction of the Allowed Secured Claim, up to 100% of the value of the Allowed Secured Claim. If the collateral secured more than one Allowed Secured Claim, the net proceeds of such sale shall be distributed by order of priority of the valid and perfected security interests in, or liens against, such collateral. If the collateral securing any Allowed Secured Claim is not sold by the Debtor, then, to the extent any Allowed Secured Claim has not otherwise been satisfied, such collateral will be surrendered or abandoned to the holder of such Allowed Secured Claim in full satisfaction of the Allowed Secured Claim. The Plan Administration Committee shall determine, in each instance and in its sole discretion, whether to sell the encumbered assets or tender them to holders of Allowed Secured Claims.

      The Debtor shall make distributions of the net proceeds of any sale of property of the Estate to the holder or holders of Allowed Secured Claims secured by such asset on the First Distribution Date or as soon thereafter as practicable, but no later than the Final Distribution Date. The Allowed Secured Claims in Class 1, if any, shall be entitled to interest accrued after the Petition Date only to the extent such Allowed Secured Claims were oversecured on the

Petition Date and pursuant to the terms of Bankruptcy Code Section 506(b). CLASS 1 CLAIMS, IF ANY, ARE UNIMPAIRED.

      B.    PRIORITY CLAIMS (CLASS 2)

      Holders of Allowed Priority Claims in Class 2, consisting of Allowed Claims entitled to priority pursuant to Bankruptcy Code Section 507(a)(3) including any which have been allowed pursuant to that certain Order: (1) Authorizing Payment of Pre-Petition Wages, Salaries, and Employee Benefits; (2) Authorizing Debtor to Continue Employee Benefit Plans and Programs Post-Petition; (3) Confirming Debtor's Authority to Pay Withholding and Payroll-Related Taxes and Costs; and (4) Authorizing All Banks to Honor Checks for Payment of Pre-Petition Employee Obligations, entered herein on or about October 21, 2003, and Bankruptcy Code Section 507(a)(4) for 401(k) contributions, shall receive their pro rata share of Available Cash (after payment to the holders of Administrative Expense Claims) on the Effective Date or as soon as practicable thereafter. All distributions for Allowed Priority Claims entitled to priority pursuant to Section 507(a)(4) of the Bankruptcy Code shall be made to the appropriate plan administrator as opposed to the individual claimant directly. CLASS 2 CLAIMS, IF ANY, ARE UNIMPAIRED.

      C.    GENERAL UNSECURED CLAIMS (CLASS 3)

      Holders of Allowed Unsecured Claims in Class 3 shall receive their pro rata share of Available Cash (after payment to the holders of Allowed Administrative Expense Claims, Allowed Priority Claims in Class 2 and Allowed Tax Claims) on the Final Distribution Date; provided, however, that if the Plan Administration Committee determines that an interim distribution shall be made prior to the Final Distribution Date, then holders of Allowed Unsecured Claims in Class 3 shall receive their pro rata share of Available Cash (after payment to the holders of Allowed Administrative Expense Claims, Allowed Priority Claims in Class 2 and Allowed Tax Claims) in two separate distributions, the first such distribution to be paid on the Interim Distribution Date and the second such distribution to be paid on the Final Distribution Date. Whether an interim distribution shall be made and the amount to be paid to holders of Allowed Unsecured Claims in Class 3 on the Interim Distribution Date, if any, shall be determined in the sole discretion of the Plan Administration Committee, taking into account, among other factors, the Operating Budget (and any amendments thereto) and reserves which need to be established for payment of disputed, unliquidated or contingent Claims. CLASS 3 CLAIMS ARE IMPAIRED.

      D.    EQUITY INTERESTS (CLASS 4)

      All of the Equity Interest(s) in the Debtor, which are classified in Class 4, shall be extinguished and all outstanding stock of the Debtor shall be canceled. Holders of any such Equity Interest(s) shall take, receive or retain nothing on account of such Equity Interest(s). CLASS 4 INTERESTS ARE IMPAIRED.

      E.    UNCLASSIFIED CLAIMS

      1. Holders of Allowed Administrative Expense Claims entitled to priority pursuant to Bankruptcy Code Section 507(a)(1) shall receive, on the Effective Date or as soon as practicable thereafter, payment of their pro rata share of the Available Cash until such Allowed Claims have been paid in full. In order to be entitled to payment, such 507(a)(1) Claims must be asserted, and become Allowed Claims as set forth in Article IV, below.

      2. Holders of Allowed Tax Claims entitled to priority pursuant to Bankruptcy Code Section 507(a)(8) shall receive their pro rata share of Available Cash (after payment to the holders of Administrative Expense Claims and Allowed Priority Claims in Class 2 provided for above) on the Effective Date or as soon as practicable thereafter.

                                   ARTICLE IV

            DESCRIPTION AND MEANS OF ASSERTION OF UNCLASSIFIED CLAIMS

      The Unclassified Claims against the Estate consist of Administrative Expense Claims, including Professional fees and expenses and Tax Claims of governmental units for certain taxes. The treatment of Unclassified Claims under the Plan is described in Article III, above.

      A.    ADMINISTRATIVE EXPENSE CLAIMS

      Administrative Expense Claims shall be treated as provided in Article III, above. Such treatment shall be in full satisfaction of all such Administrative Expense Claims.

      The Professionals retained in this Case have received funds from the Estate. With Court approval, the Professionals may apply such funds to their Allowed Administrative Expense Claims. In the event an additional amount is due to a Professional for an Allowed Administrative Expense Claim, such additional amount shall be treated pursuant to the terms of Article III. Notwithstanding the foregoing, Professionals are required to apply to the Court for approval of their fees, costs and disbursements.

      B.    FILING APPLICATIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS

      The last date to file an application for payment of any asserted Administrative Expense Claim, including, without limitation, any application for payment by Professionals for fees, costs and disbursements incurred through the Effective Date, shall be thirty (30) days from the Effective Date (the "Administrative Expense Bar Date"). Such Claims or applications must be filed with the Court and must also be served upon: (1) counsel for the Debtor, (2) counsel to the Creditors Committee, (3) the members of the Plan Administration Committee or, if one has been employed, counsel to the Plan Administration Committee, and (4) the Office of the United States Trustee. Any person or entity asserting an Administrative Expense Claim must have filed an application for payment by the Administrative Expense Bar Date (unless such Claim or application for payment was required to be filed earlier pursuant to a Final Order entered prior to Confirmation) or such Claim shall be disallowed and the holder of such claim forever barred from asserting the same.

      Similarly, Professionals asserting an Administrative Expense Claim must have filed their requests for approval of fees, costs and disbursements incurred through the Effective Date by the Administrative Expense Bar Date or such claims shall be disallowed and the holder of such Claim forever barred from asserting the same. All fees, costs and disbursements incurred by and paid to any Professional must be allowed and authorized for payment by an order of the Court or such fees, costs and disbursements shall be disgorged by such Professional and returned to the Debtor. Any fees, costs and disbursements incurred by any Professional in connection with this Case for any time period subsequent to the Effective Date may be paid without further order of the Court. Notice of any such Professional fee request made to the Debtor by any Professional shall be given by the applicant to: (1) counsel for the Debtor, (2) counsel to the Creditors Committee, (3) the members of the Plan Administration Committee, or if one has been employed, counsel to the Plan Administration Committee, and (4) the Office of the United States Trustee. Any objections to payment of such Professional fees or expenses must be made, in writing, within ten (10) days following receipt of the request. In the event of a dispute between the Debtor, counsel to the Creditors Committee, the Plan Administration Committee and the United States Trustee, on the one hand, and a Professional, on the other hand, regarding the amount or timing of payment of any fees, costs or disbursements that may accrue subsequent to the Effective Date, such dispute may be heard by the Court upon the application of any party in interest.

      Persons or entities asserting Claims based on rejected executory contracts or unexpired leases should refer to Article V of this Plan.

      C.    TAX CLAIMS UNDER SECTION 507(a)(8)

      Allowed Tax Claims entitled to priority under Section 507(a)(8) of the Bankruptcy Code shall be treated pursuant to the terms of Article III. Any Claims by governmental units not entitled to priority under Section 507(a)(8) will be treated as Unsecured Claims under Class 3.

      D.    FILING TAX CLAIMS

      Entities asserting Tax Claims entitled to priority under Section 507(a)(8) of the Bankruptcy Code shall file such Claims within thirty (30) days of the Effective Date for any amounts asserted through the Effective Date, unless such claims were required to be filed earlier pursuant to a Final Order entered prior to Confirmation. A copy of each such Claim shall be served upon: (1) counsel for the Debtor, (2) counsel to the Creditors Committee, (3) the members of the Plan Administration Committee, or if one has been employed, counsel to the Plan Administration Committee, and (4) the Office of the United States Trustee. Any Claim or request for treatment as a Tax Claim that is not so filed and served shall be disallowed and forever barred.

                                    ARTICLE V

          REJECTION, ASSUMPTION, AND ASSIGNMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

      All executory contracts and unexpired leases of the Debtor have been or hereby are rejected, or assumed and assigned as provided in separate orders of the Court entered herein. All executory contracts and unexpired leases to which the Debtor is a party that have not been assumed and assigned or rejected pursuant to a Final Order of the Court prior to Confirmation, shall be rejected effective upon Confirmation.

      Claims for damages on account of executory contracts or unexpired leases that were rejected ON OR PRIOR TO the Claims Bar Date that were not filed by that date shall be disallowed and forever barred, unless a different bar date was otherwise provided for certain Claims pursuant to a Final Order of the Court, in which case such Claims shall be disallowed and forever barred if not filed within the time period in such Final Order. Claims based on any contracts or unexpired leases that were rejected AFTER the Claims Bar Date must be filed on or before that date which is thirty (30) days after the Effective Date or they shall be disallowed and forever barred, unless such Claims were required to be filed earlier pursuant to a Final Order of the Court, in which case such Claims shall be disallowed and forever barred if not filed within the time period in such Final Order. Allowed Claims based on rejected executory contracts or unexpired leases are treated as Class 3 Claims. Allowed Claims for cure amounts arising in connection with assumed executory contracts or unexpired leases are treated pursuant to the terms of the Final Orders approving such assumption and assignment, the terms of which are hereby incorporated herein.

                                   ARTICLE VI

                      MEANS FOR IMPLEMENTATION OF THE PLAN

      A.    POST-CONFIRMATION DEBTOR

      The Debtor will continue in existence after the Effective Date and will hold title to all of its assets as well as any property acquired after the Effective Date that would otherwise become property of the Estate under Section 541 of the Bankruptcy Code. The Debtor will hold its assets solely for the benefit of the entities entitled under the Plan to receive that property or the net proceeds from the liquidation of that property.

      The Plan Administration Committee will be the Debtor's principal agent for managing, administering, liquidating, and disbursing its assets and, subject to the Court's jurisdiction, will exercise all of the powers and duties set forth in this Plan and in accordance with the bylaws attached hereto as Exhibit D. No entity other than an entity entitled to receive a payment or distribution under this Plan will have any recourse against the Debtor, the Estate or the Plan Administration Committee or its members.

      B.    POST-CONFIRMATION MANAGEMENT

            1.    APPOINTMENT OF THE PLAN ADMINISTRATION COMMITTEE

      The Plan Administration Committee will consist of three (3) members, one of which shall be Richard J. Lippott, Debtor's Managing Officer, one of which shall be a representative of ORIX, and one of which shall be appointed by the Creditors Committee. Richard J. Lippott will continue to receive compensation at a rate of $125 per hour for his services as Managing Officer, a member of the Plan Administration Committee and as Disbursing Agent. No other member of the Plan Administration Committee will receive any compensation from the Estate for services rendered other than reimbursement for out-of-pocket expenses incurred. Requests for reimbursement for out-of-pocket expenses incurred by members of the Plan Administration Committee must be submitted for review to the Debtor's counsel and shall be paid upon approval thereof. The Plan Administration Committee will be the sole entity responsible for managing and administering the Debtor's assets and carrying out the provisions contained in this Plan from and after the Effective Date. The Plan Administration Committee will take actions based on a majority vote. The Court will retain jurisdiction to resolve any disputes between the Plan Administration Committee members. The Plan Administration Committee may be removed solely in accordance with Article VI, Section B.2.

            2. REMOVAL OF THE PLAN ADMINISTRATION COMMITTEE AND SELECTION OF A NEW PLAN ADMINISTRATION COMMITTEE.

      The Plan Administration Committee will serve until the earliest of: (a) the entry of a Final Order closing the Case; (b) the replacement of the Plan Administration Committee by order of the Court; (c) the conversion of this Case to a Chapter 7 proceeding; or (d) the dismissal of the Case. The Court will resolve any dispute under this Section.

      Subject to the following restrictions, the Creditors Committee may terminate its representatives on the Plan Administration Committee with or without cause, and any member of the Plan Administration Committee may resign with or without cause. If a Plan Administration Committee member initially appointed by the Creditors Committee resigns or is terminated, the Creditors Committee may select a successor representative; provided, however, the resignation or termination will not be effective until: (a) the Creditors Committee has selected a successor representative or the Plan Administration Committee has been dissolved; and (b) the Creditors Committee or the Plan Administration Committee member has filed with the Court, and served, in accordance with Article VI, Section H of the Plan, a notice indicating that the Plan Administration Committee member has resigned or been terminated and indicating either who the successor member will be or indicating that the Plan Administration Committee has been dissolved. All actions by the Creditors Committee under this Section should be made by majority vote.

            3.    POWERS AND DUTIES OF THE PLAN ADMINISTRATION COMMITTEE

      Commencing on the Effective Date, the Debtor will conduct no business, and its sole purpose will be to wind up its affairs in accordance with applicable law and this Plan. The Plan Administration Committee, as the representative of the Debtor, will manage and administer the Debtor's assets solely for the benefit of the entities holding Allowed Claims. From and after the

Effective Date, the Plan Administration Committee is authorized to take any action reasonable and necessary to implement this Plan and to wind up the Estate. The Plan Administration Committee may take such actions without further supervision of this Court or the United States Trustee and free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules, or the Guidelines of the Office of the United States Trustee other than those restrictions that the Plan or Confirmation Order expressly impose on the Debtor or the Plan Administration Committee.

      In particular, the Plan Administration Committee will liquidate and reduce to cash all assets of the Estate as expeditiously as possible and in a manner consistent with the realization of fair value of those assets. The powers and duties of the Plan Administration Committee will include all of the powers and duties of a chapter 11 trustee (as specified in Section 1106 of the Bankruptcy
Code), and the members of the Plan Administration Committee will serve as, and have all the powers of, officers and directors of the Debtor. To this end, the Plan Administration Committee may:

            (a) Determine whether to commence or continue litigation, arbitration, and other dispute resolution procedures - including turnover actions and Avoidance Actions under the Bankruptcy Code or other applicable law;

            (b) Collect, sell, lease, or otherwise dispose of tangible and intangible assets of the Estate;

            (c) File tax returns and obtain determinations of tax liabilities from taxing authorities; and

            (d) Take any other actions contemplated under this Plan or otherwise reasonable and necessary to consummate this Plan.

      In addition, the Plan Administration Committee must comply with all withholding and reporting requirements imposed on it by taxing authorities and governmental units and the Debtor's obligations to pay the U.S. Trustee's quarterly fees under 28 U.S.C. Section 1930(a)(6). In order to permit the U.S. Trustee to properly calculate any fees owed under 28 U.S.C. Section 1930(a)(6), the Plan Administration Committee shall file quarterly interim statements with the U.S, Trustee. Moreover, on or before the time of any hearing to dismiss, convert or close this Case, the Plan Administration Committee shall file with the Court a report summarizing all distributions made and expenses incurred under the Plan.

      The Plan Administration Committee and its members may not:

            (a)   Take any action that is inconsistent with this Plan; or

            (b) Conduct any business after the Effective Date other than winding down the Estate in accordance with applicable law and this Plan.

            4.    THE DISBURSING AGENT

      Richard J. Lippott will be the Disbursing Agent and will carry out the administrative functions needed to implement the distributions required under this Plan. For example, the Disbursing Agent may create and maintain a claims database, write and send checks, or respond to inquiries regarding distributions. Richard J. Lippott will continue to receive compensation at a rate of $125 per hour for his services as Managing Officer of the Debtor, a member of the Plan Administration Committee and as Disbursing Agent.

      In the event of Mr. Lippott's death, resignation or other inability to act as the Disbursing Agent, then the remaining members of the Plan Administration Committee shall select some other person or entity to act as Disbursing Agent for any remaining distributions under the Plan. The Disbursing Agent may be employed without Court authorization, but the Disbursing Agent's compensation must be consistent with the Operating Budget. If the Plan Administration Committee is dissolved, then the Disbursing Agent's powers and duties will automatically be revoked.

            5.    EMPLOYMENT OF PROFESSIONALS

      Periodically after the Effective Date, the Plan Administration Committee may employ persons or professionals reasonably necessary to assist it in performing its duties under this Plan. The Plan Administration Committee may employ these persons or professionals without Court authorization, but their employment must be consistent with the Operating Budget.

      C.    POST-EFFECTIVE DATE OPERATING EXPENSES

      Commencing on the Effective Date, the Debtor, through the Plan Administration Committee, may, in the ordinary course of business, incur and pay any of the expenses set forth in the Operating Budget. The Debtor may neither incur nor pay any expenses or fees that are not set forth therein. The Operating Budget may be amended by the Plan Administration Committee, in its sole discretion. A true and correct copy of any amended Operating Budget will be promptly filed with the Court and notice shall be provided in accordance with
Article VI, Section H of the Plan. Any dispute regarding the Operating Budget will be resolved by the Bankruptcy Court.

      D.    SOURCE OF FUNDS

      This Plan is a liquidation plan under the provisions of Section 1123(b)(4) of the Bankruptcy Code. All, or substantially all, of the assets of the Debtor shall be liquidated to Cash, and sold or otherwise disposed of in accordance with the provisions of this Plan and any Final Orders approving the sale of any property of the Estate. All proceeds of such dispositions shall be used for the performance of the obligations set forth in this Plan, and shall not be subject to any Claim by any entity except as provided in this Plan.

      The payments provided for in this Plan shall be made from: (i) the Debtor's Cash on hand as of the Effective Date and as of each date upon which the Debtor shall make distributions to holders of Allowed Claims as provided in this Plan; (ii) deposits and refunds, if any; and (iii) the net proceeds, if any, of any Avoidance Actions. In the event that there are Avoidance Actions that counsel for the Debtor are unable to pursue due to a conflict or other concern, the Debtor's counsel shall submit such Avoidance Action to the Plan Administration Committee for review and/or prosecution. The Plan Administration Committee shall utilize the Creditors Committee counsel for purposes of pursuing any such Avoidance Action. In the event the Creditors Committee counsel is unable to pursue the Avoidance Action due to a conflict or other concern, the Plan Administration Committee shall select other counsel.

      E.    DISTRIBUTION OF PROPERTY UNDER THE PLAN

      On the Effective Date, the Disbursing Agent will transfer to an Operating Account an amount at least equal to the aggregate Operating Budget. If practicable, the Operating Account will be maintained in an interest-bearing account with all interest being credited to the Operating Account. Except as otherwise provided in this Plan, any proceeds that are received by Debtor after the Effective Date will be promptly placed into the Operating Account. All funds remaining in the Operating Account, if any, shall be distributed in accordance with the terms of the Plan on the First Distribution Date, the Interim Distribution Date, if any, and on the Final Distribution Date; provided, however, that sufficient funds in an amount necessary to fund the Operating Budget (and any amendments thereto) shall be retained in the Operating Account on the First Distribution Date and the Interim Distribution Date, if any.

            1.    TIMING OF DISTRIBUTIONS

      The First Distribution Date shall be that date which is ninety (90) days following the Effective Date. The Interim Distribution Date, if any, shall be determined by the Plan Administration Committee in its sole discretion. The Final Distribution Date shall be no later than sixty (60) days after that date on which all assets of the Debtor have been liquidated to cash, all Avoidance Actions have been determined and all Claims have become Allowed Claims or disallowed in full or in part and liquidated in a certain sum. The Plan Administration Committee will file a notice of the occurrence of the Final Distribution Date at least thirty (30) days before the proposed Final Distribution Date. The notice should be served in accordance with Article VI, Section H of this Plan.

            2.    NO DE MINIMIS DISTRIBUTIONS

      Notwithstanding anything to the contrary in this Plan, no cash payment will be made by the Disbursing Agent to any entity holding an Allowed Claim of less than $50. No consideration will be provided in lieu of the de minimis distributions that are not made under this Section.

      F.    BREACHES

      In the event that the Plan Administration Committee breaches any of its obligations under this Plan, the Plan Administration Committee shall have sixty
(60) days from the receipt of written notice of such breach from the holder of an Allowed Claim to cure such breach.

      G.    PRE-PAYMENT OF ALLOWED CLAIMS

      The Plan Administration Committee shall have the absolute right, in its sole discretion, to pre-pay at any time all or a portion of (i) any class of Allowed Claims so long as each claimant in the Class is paid the same proportional amount, and (ii) any Unclassified Claim. Any pre-payment shall be without penalty.

      H.    POST-EFFECTIVE NOTICE

      Unless otherwise required under the terms of the Plan, on and after the Effective Date, all notices required to be given in this Case must be given to:
(1) counsel to the Debtor, (2) each member on the Plan Administration Committee or, if one has been employed, counsel to the Plan Administration Committee, (3) the United States Trustee, and (4) counsel to ORIX. Notices shall be delivered via electronic mail, facsimile, overnight courier service, or first-class U.S. mail, postage prepaid. Any notice provided to the parties specified herein and in accordance herewith shall be deemed duly given and sufficient.

                                   ARTICLE VII

                            RETENTION OF JURISDICTION

      After Confirmation and until entry of a Final Order under the Bankruptcy Code Section 350, the Court shall retain and have exclusive jurisdiction and authority for all purposes as allowed under the Bankruptcy Code and other applicable law including, without limitation, proceedings that relate to:

      (i) the allowance, disallowance, reconsideration, estimation, valuation, compromise, settlement, adjustment, classification, treatment or liquidation of Claims against the Estate and objections thereto;

      (ii) the assumption, assignment or rejection of any executory contract or unexpired lease;

      (iii) applications for allowance of compensation and reimbursement of expenses arising out of or related to the Case or any Claim or Equity Interest;

      (iv) any and all motions, applications or adversary proceedings in connection with any Avoidance Action;

      (v) applications, adversary proceedings, contested matters and litigated matters;

      (vi) the enforcement and administration of the provisions, purposes and intent of this Plan;

      (vii) requests for payment of Claims entitled to priority under Section 507(a) of the Bankruptcy Code, including compensation and reimbursement of expenses for Professionals, to the extent Court approval therefor is required under this Plan or the Confirmation Order;

      (viii) the modification of this Plan pursuant to Section 1127 of the Bankruptcy Code;

      (ix) such other matters as may be provided under the Bankruptcy Code, this Plan, the Confirmation Order, or other applicable law; and

      (x) entry of a final order closing the Case, including final allowance of Professional fees and expenses, and provisions for injunctive relief as may be equitable, consistent with Bankruptcy Rule 3022.

      Whether or not a final order closing this Case has been entered pursuant to Section 350 of the Bankruptcy Code, following Substantial Consummation the Court shall retain concurrent jurisdiction only to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or the Confirmation Order, as may be necessary to carry out the purposes and intent thereof.

                                  ARTICLE VIII

                         CONFIRMATION AND EFFECTIVE DATE

      A.    CONDITIONS PRECEDENT

      The Plan shall not become effective until the Effective Date. Entry of the Confirmation Order shall be deemed to include a finding by the Court that:

      1. except with respect to an entity that is an underwriter as defined in Bankruptcy Code Section 1145(b), Section 5 of the Securities Act of 1933 (15 U.S.C. Section 77(d)), or any state or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in securities, a security question does not apply to the transactions provided for in this Plan; provided, however, that in the event the Court should refuse to enter a Confirmation Order that is deemed to include such a finding, the Debtor shall have the option of withdrawing the Plan or proceeding without the Bankruptcy Code Section 1145 qualification; and

      2. acceptance of the Plan has been made in good faith and in compliance with the applicable provisions of the Bankruptcy Code as contemplated by Section 1125(e) of the Bankruptcy Code.

      In the event holders of any Class of Claims or Equity Interests that are impaired under this Plan do not accept the Plan in accordance with the terms of Sections 1126 and 1129(a)(8) of the Bankruptcy Code, the Debtor will request Confirmation pursuant to Section 1129(b) of the Bankruptcy Code on the basis that the Plan is fair and equitable to such holders. Without limiting the generality of the foregoing, in the event that an insufficient number of holders of Allowed Claims vote to accept this Plan, the Debtor hereby requests Confirmation of this Plan pursuant to Section 1129(b) of the Bankruptcy Code on the grounds that this Plan is fair and equitable as to the holders of Allowed Claims in such Classes.

      B.    DEFECTS, OMISSIONS, MODIFICATIONS

      The Debtor may, with the approval of the Court and upon notice to the holders of the twenty (20) largest Unsecured Claims, counsel for the Creditors Committee and the Office of the United States Trustee, but without notice to the holders of all Claims and Equity Interests, correct any defect, omission, or inconsistency in this Plan in such manner or to such extent as may be necessary to expedite the execution and consummation of this Plan. This Plan may be modified before or after Confirmation as provided in Section 1127 of the Bankruptcy Code.

      C.    WITHDRAWAL OF PLAN

      All obligations of the Debtor under this Plan are expressly contingent upon Confirmation. Consequently, the Debtor may for any reason and at any time prior to Confirmation, withdraw as the proponent of this Plan by filing a notice of withdrawal with the Court. In such event, the Plan shall immediately be withdrawn from consideration for Confirmation and the Debtor shall not have any further obligations under this Plan.

      D.    RELEASE OF LIENS

      Holders of Allowed Secured Claims, if any, will retain their liens upon, and security interests in, the assets of the Debtor in and upon which they currently have valid liens and security interests. Except as otherwise specifically provided in this Plan or in any contract, instrument, release or other agreement created in connection with this Plan, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against the Debtor's property shall be released and all right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests shall revert to the Debtor and its successors and assigns.

                                   ARTICLE IX

                   OBJECTIONS TO CLAIMS AND AVOIDANCE ACTIONS

      A.    OBJECTIONS TO CLAIMS

      The Plan Administration Committee or any other party in interest shall be entitled to file objections to proofs of Claim. Objection to proofs of Claim must be filed on or before ninety (90) days following the Effective Date. Notwithstanding any other provision of the Plan specifying a date or time for payment or distributions, payments and distributions in respect to any Claim which as of such date is disputed, unliquidated, or contingent shall not be made until such Claim becomes an Allowed Claim whereupon such payments and distributions shall be made promptly or as otherwise provided for in the Plan. In the event that, at the time a payment is to be made to the holders of Claims in any Class, a Claim that would otherwise be payable as a Claim classified in such Class remains disputed, unliquidated or contingent, the Disbursing Agent shall reserve from its distribution for such Class an amount estimated to be sufficient to pay the amount of such disputed, unliquidated and contingent Claims. The Disbursing Agent shall distribute the appropriate amount to the holder of such disputed, unliquidated and contingent Claims at such time, if any, as those Claims become Allowed Claims.

      B.    AVOIDANCE ACTIONS

      The Debtor reserves the right and shall be entitled to file and prosecute any Avoidance Actions at any time prior to the closing of the Case. The Plan Administration Committee shall determine which Avoidance Actions to commence and shall direct Debtor's counsel to file and prosecute the same. No Avoidance Action may be settled, compromised or litigated without prior approval of the Plan Administration Committee. Such Avoidance Actions shall be commenced within the time limits set forth in Section 546(a) of the Bankruptcy Code. As of the date of the Disclosure Statement, the Debtor and the Debtor's counsel continue to review and analyze the potential Avoidance Actions.

                                    ARTICLE X

            BINDING EFFECT OF PLAN AND REVESTING OF PROPERTY; CLOSING

      A.    BINDING EFFECT OF PLAN

      The provisions of this Plan shall bind the Debtor, the Creditors, holders of all Equity Interests and any successor or assign including a Chapter 7 or Chapter 11 trustee, and shall bind any person or entity asserting a Claim against Debtor, and any person or entity asserting an Equity Interest in the Debtor, whether or not the Claim or Equity Interest is impaired under this Plan, and whether or not such person or entity has accepted the Plan.

      B.    VESTING OF PROPERTY OF THE ESTATE

      Except as provided in the Confirmation Order, on the Effective Date, all of the interests and property of the Debtor, tangible and intangible, whether acquired before or after the Petition Date or the Effective Date, shall be vested in the Debtor as it shall be constituted after the Effective Date, subject to the liens and interests of the holders of Allowed Secured Claims, holders of Administrative Expense Claims, holders of Allowed Priority Claims, holders of Tax

Claims and holders of Allowed Unsecured Claims. The Debtor shall continue to exist from and after the Effective Date solely for the purposes of winding up its affairs and implementing the terms and conditions of this Plan. The Debtor shall be deemed to be dissolved thirty (30) days after the Final Distribution Date, unless the Plan Administration Committee determines in its sole discretion, that it is necessary and appropriate to extend or shorten the time for the effectiveness of such dissolution.

      C.    DISSOLUTION OF THE CREDITORS COMMITTEE

      As of the Effective Date, and contingent upon the appointment of the Plan Administration Committee, the Creditors Committee members shall be released and discharged from all rights and duties arising from or related to this Case except for their duties regarding final applications for compensation and their rights and duties under Article VI. Neither the professionals retained by the Creditors Committee nor the Creditors Committee members will be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred on behalf of the Creditors Committee after the Effective Date except for services or expenses relating to: (1) their applications for compensation that were pending on the Effective Date or that were timely filed after the Effective Date, and (2) the exercise or fulfillment of the Creditors Committee's rights and duties under Article VI. The Creditors Committee shall be automatically dissolved upon the closing of the Case pursuant to Section 350 of the Bankruptcy Code.

      D.    CLOSING

      Upon Substantial Consummation of this Plan, the Court may enter a final order pursuant to Section 350 of the Bankruptcy Code and Bankruptcy Rule 3022 closing the Case and making provisions by way of injunction or otherwise as may be equitable. The Debtor may, at any time after Substantial Consummation, move the Court for a final order pursuant to
Section 350 of the Bankruptcy Code.

                                   ARTICLE XI

                           MANDATORY PLAN PROVISIONS;
                      COMPLIANCE WITH LOCAL BANKRUPTCY RULE

      A.    PROHIBITION ON ISSUANCE OF NONVOTING EQUITY SECURITIES

      The Debtor's Articles of Incorporation and charter, as appropriate, shall, and are hereby deemed to (i) provide that nonvoting equity securities in the Debtor may not be issued, and (ii) provide, as to the classes of security possessing voting power, for an appropriate distribution of such power among the classes, including, in any case of any class of equity securities having a preference over another class with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in payment of such dividends. Promptly following the Effective Date, the Debtor shall file a Certification and Notice of Termination on Form 15 with the Securities and Exchange Commission to terminate the registration of its securities.

      B.    POST-CONFIRMATION REPORTS AND FEES

      Pursuant to the terms of Local Bankruptcy Rule 3020-2, six (6) months after entry of the Confirmation Order, and every six (6) months thereafter, or within such other time as the Court may direct, the Debtor or such other party as the Court may designate, shall file and serve, pursuant to Local Bankruptcy Rules 9013-3 and 3020-2, a report setting forth the actions taken and progress made toward consummation of the Plan until the Case is closed in accordance with the provisions of this Plan. Thereafter, any Creditor may request information regarding disbursements under the Plan from the Debtor in writing.

      The Plan Administration Committee shall be responsible for timely payment of post-confirmation quarterly fees incurred pursuant to 28 USC Section 1930(a)(6). Moreover, after Confirmation, the Plan Administration Committee shall file with the Court and the United States Trustee a quarterly post-confirmation report in the format specified by the United States Trustee for each quarter that the case remains open.

                                   ARTICLE XII

                                  MISCELLANEOUS

      A.    AMENDMENT OF CLAIMS

      All amendments to existing Claims must be made on or before that date which is thirty (30) days following the Effective Date unless otherwise agreed by and between the Debtor and the claimant. Amendments filed after such date will not be valid.

      B.    RESERVATION OF DEBTOR'S RIGHTS

      Neither the filing nor Confirmation of this Plan shall be interpreted or deemed to waive Debtor's rights under the Bankruptcy Code or other applicable law to assert any Causes of Action or to otherwise seek relief, including, but not limited to, any claims the Debtor may have against ComVest Investment Partners II LLC for payment of Administrative Expenses, and any Avoidance Actions to recover funds transferred during the ninety (90) day period immediately preceding the Petition Date to various unsecured creditors as set forth on Exhibit B attached hereto and funds transferred during the one (1) year period immediately preceding the Petition Date to insiders of the Debtor as set forth on Exhibit C attached hereto pursuant to transfers that may be preferential, fraudulent or otherwise avoidable.

      The Debtor reserves the right and shall be entitled to file and prosecute any Causes of Action and Avoidance Actions at any time prior to the closing of the Case. The Debtor's right to commence and prosecute Causes of Action and Avoidance Actions shall not be abridged or materially altered in any manner by reason of Confirmation of the Plan. No defendant party to any Causes of Action or Avoidance Actions shall be entitled to assert any defense based, in whole or in part, upon Confirmation of the Plan, and the Plan's Confirmation shall not have any res judicata or collateral estoppel effect upon the commencement and prosecution of Causes of Action and Avoidance Actions.

      C.    POST-CONFIRMATION CONVERSION/DISMISSAL

      A creditor or party in interest may bring a motion to convert or dismiss the Case under Section 1112(7) after the Plan is confirmed if there is a default in performing the Plan. If the Court orders the case converted after the Plan is confirmed, this Plan provides that property of the Estate that has not been disbursed pursuant to the Plan will revest in the Chapter 7 estate and that the automatic stay will be reimposed upon the revested property to the extent that relief from say was not previously authorized by the Court during this Case.

         The Confirmation Order may also be revoked under very limited circumstances. The Court may revoke the order if and only if the Confirmation Order was procured by fraud and if a party in interest brings a motion to revoke Confirmation within one hundred eighty (180) days after the entry of the Confirmation Order.

Dated: September 3, 2004                   METATEC, INC.

                                 By:/s/ Richard J. Lippott
                                    --------------------------------------------
                                    Richard J. Lippott, Managing Officer

                                 SCHOTTENSTEIN, ZOX & DUNN CO., LPA

                                 /s/ E. James Hopple
                                 -----------------------------------------------
                                 E. James Hopple (0019298)
                                 Schottenstein, Zox & Dunn Co., LPA
                                 P.O. Box 165020
                                 Columbus, OH 43216-5020
                                 (614) 462-2305 (telephone)
                                 (614) 462-5135 (facsimile)
                                 Counsel for the Debtor and Debtor-in-Possession

Exhibits will be provided to the Securities and Exchange Commission upon request.